Exhibit 3.1(b)

KIMCO REALTY CORPORATION

ARTICLES SUPPLEMENTARY

Kimco Realty Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation that:

FIRST:     Under a power contained in Article VI of the charter of the Corporation (the “Charter”), the Board of Directors, by duly adopted resolutions, reclassified and designated all of the authorized (but currently unissued) shares of (a) 7¾% Class A Cumulative Redeemable Preferred Stock, $1.00 par value per share (“Class A Preferred Stock”), (b) 8½% Class B Cumulative Redeemable Preferred Stock, $1.00 par value per share (“Class B Preferred Stock”), (c) 8⅜% Class C Cumulative Redeemable Preferred Stock $1.00 par value per share (“Class C Preferred Stock”), (d) 7½% Class D Cumulative Convertible Preferred Stock, $1.00 par value per share (“Class D Preferred Stock”), and (e) Floating Rate Class E Cumulative Redeemable Preferred Stock, $1.00 par value per share (“Class E Preferred Stock”) as shares of Preferred Stock, $1.00 par value per share, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption as set forth in the Charter.

SECOND:     Under a power contained in Article VI of the Charter, the Board of Directors, by duly adopted resolutions, reclassified and designated all of the authorized (but currently unissued) shares of (a) Class A Excess Preferred Stock, $1.00 par value per share (“Class A Excess Preferred Stock”), (b) Class B Excess Preferred Stock, $1.00 par value per share (“Class B Excess Preferred Stock”), (c) Class C Excess Preferred Stock, $1.00 par value per share (“Class C Excess Preferred Stock”), (d) Class D Excess Preferred Stock, $1.00 par value per share (“Class D Excess Preferred Stock”), and (e) Class E Excess Preferred Stock, $1.00 par value per share (“Class E Excess Preferred Stock”), as shares of Excess Stock, $0.01 par value per share, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption as set forth in the Charter.

THIRD:     The shares of Class A Preferred Stock, Class B Preferred Stock, Class C Preferred Stock, Class D Preferred Stock, Class E Preferred Stock, Class A Excess Preferred Stock, Class B Excess Preferred Stock, Class C Excess Preferred Stock, Class D Excess Preferred Stock and Class E Excess Preferred Stock have been reclassified and designated by the Board of Directors under the authority contained in the Charter.

FOURTH:     These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FIFTH:     The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its President and attested by its Secretary this 8th day of November, 2010.

ATTEST:	KIMCO REALTY CORPORATION

/s/ Bruce Rubenstein	By:	/s/ David B. Henry
Bruce Rubenstein		David B. Henry
Secretary		President

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